Exhibit 2.2

AGREEMENT AND PLAN OF EXCHANGE

BY AND BETWEEN

808 RENEWABLE ENERGY CORPORATION

AND

808 ENERGY 2, LLC

June 21, 2011

AGREEMENT AND PLAN OF EXCHANGE
BY AND BETWEEN
808 RENEWABLE ENERGY CORPORATION
AND
808 ENERGY 2, LLC

THIS AGREEMENT AND PLAN OF EXCHANGE (this “Agreement”) is effective as of June 21, 2011 by and between 808 Renewable Energy Corporation, a Nevada corporation (“808 Renewable”), located at 5011 Argosy Avenue, Suite 4, Huntington Beach, CA 92649, and 808 Energy 2, LLC, a Nevada limited liability company (“808 Energy 2”), located at 5011 Argosy Avenue, Suite 4, Huntington Beach, CA 92649 (808 Renewable and 808 Energy 2 are individually referred to herein as a “Party” and collectively referred to herein as the “Parties”).

WHEREAS, 808 Renewable is a corporation validly existing and in good standing under the laws of the State of Nevada;

WHEREAS, 808 Energy 2 is a limited liability company validly existing and in good standing under the laws of the State of Nevada;

WHEREAS, 808 Energy 2 has agreed to be acquired by 808 Renewable by exchanging all of its issued and outstanding Units of Membership Interest of 808 Energy 2 not already owned by 808 Renewable for shares of Common Stock of 808 Renewable as provided herein;

WHEREAS, 808 Renewable will be the parent entity of 808 Energy 2 immediately following such exchange;

WHEREAS, the Unitholders of 808 Energy 2 (other than 808 Renewable) will receive one (1) share of Common Stock of 808 Renewable for each issued and outstanding Unit of Membership Interest of 808 Energy 2 that they hold; and

WHEREAS, the Parties expect that such exchange will further certain of their business objectives;

NOW, THEREFORE, in consideration of these premises and the mutual promises made herein, and in consideration of the representations, warranties and covenants herein, the Parties agree as follows:

1.           Definitions.

“Accredited Investor” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Acquisition” has the meaning set forth in Section 2.1.

“Articles of Exchange” has the meaning set forth in Section 2.5.

“Automatically Exchanged Units” has the meaning set forth in Section 2.5.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Effective Date” has the meaning set forth in Section 2.5.

“Exchange” has the meaning set forth in Section 2.1.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge or other security interest other than (a) mechanics’, materialmen’s and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Subscription Agreement” has the meaning set forth in Section 2.5.

“Subsidiary” means any corporation, limited liability company or other entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or managers or similar governing persons of such corporation, limited liability company or other entity.

“808 Renewable Common Stock” means the common stock of 808 Renewable Energy Corporation, par value $.001 per share.

2.           Basic Transaction.

2.1.           The Exchange. The Parties have deemed it advisable and in the best interests of the Parties, respectively, and their respective stockholders and Unitholders (as applicable), that 808 Energy 2 be acquired by 808 Renewable and become a wholly owned Subsidiary of 808 Renewable (the “Acquisition”). The Parties will accomplish the Acquisition by conducting an exchange (the “Exchange”) between the Unitholders of 808 Energy 2 (other than 808 Renewable) and 808 Renewable, whereby 808 Renewable will authorize the issuance of shares of 808 Renewable Common Stock to the Unitholders of 808 Energy 2 (other than 808 Renewable) in exchange for all of the issued and outstanding Units of Membership Interest of 808 Energy 2 that they hold.

2.2.           Exchange Rate. One (1) share of 808 Renewable Common Stock will be issued and exchanged for each issued and outstanding Unit of Membership Interest of 808 Energy 2 not already owned by 808 Renewable.

2.3.           Actions Before the Closing. Before the Closing, 808 Renewable will have available a sufficient number of authorized shares of 808 Renewable Common Stock to effect the Exchange.

2.4.           The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of 808 Renewable, in Huntington Beach, California, commencing at 10:00 a.m. local time the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions that the Parties will take at the Closing itself) or such other date as the Parties may mutually determine but in no event later than June 30, 2011 (the “Closing Date”).

2.5.           Actions at or Before the Closing; Effective Date. At or before the Closing, (a) 808 Energy 2 will deliver to 808 Renewable the various certificates, instruments and documents referred to in Section 6.1 (if any), (b) 808 Renewable will deliver to 808 Energy 2 the various certificates, instruments and documents referred to in Section 6.2 (if any), (c) 808 Renewable will cause the Exchange to be consummated by filing with the Nevada Secretary of State Articles of Exchange (the “Articles of Exchange”) in accordance with Section 92A.200 of the Nevada Revised Statutes (the date of such filing, or such other date as may be set forth in such Articles of Exchange as the effective date of the Exchange, the “Effective Date”), (d) each of the Unitholders of 808 Energy 2 (other than 808 Renewable) that has approved, by written consent, this Agreement and the Exchange will execute and deliver to 808 Renewable a subscription agreement, in a form approved by 808 Renewable (the “Subscription Agreement”), pursuant to which, among other things, (i) such Unitholders of 808 Energy 2 will be obligated to deliver to 808 Renewable in accordance with Section 2.8 certificates representing the issued and outstanding Units of Membership Interest of 808 Energy held by them (such Units, “Voluntarily Exchanged Units”), and (ii) upon 808 Renewable’s receipt of such certificates representing Voluntarily Exchanged Units, 808 Renewable or the Exchange Agent (as defined in Section 2.8) will be obligated to deliver to such Unitholders of 808 Energy 2 in accordance with Section 2.8 certificates representing that number of shares of 808 Renewable Common Stock to be issued to such Unitholders of 808 Energy 2 pursuant to the Exchange in accordance with Section 2.2. In addition, if the conditions set forth in Section 6.1.1 (regarding the approval of this Agreement and the Exchange, by written consent, by the holders of the issued and outstanding Units of Membership Interest of 808 Energy 2 therein specified) are satisfied but some Unitholders of 808 Energy 2 have not approved this Agreement and the Exchange (and therefore have not executed and delivered to 808 Renewable the Subscription Agreement pursuant to the foregoing provisions), then as of the Effective Date all of the issued and outstanding Units of Membership Interest of 808 Energy 2 held by such Unitholders that have not approved this Agreement and the Exchange shall be deemed pursuant to the Exchange and as of the Effective Date to have been automatically exchanged (such Units, “Automatically Exchanged Units”) into shares of 808 Renewable Common Stock in accordance with Section 2.2.

2.6.           Effect of the Exchange. As of the Effective Date, the effect of the Exchange will be as provided in this Agreement and the applicable provisions of Chapter 92A of the Nevada Revised Statutes. Without limiting the generality of the foregoing, and subject thereto, as of the Effective Date, 808 Energy 2 will become and be a wholly owned Subsidiary of 808 Renewable.

2.7.           No Dissenters’ Rights for Holders of Automatically Exchanged Units. The holders of Automatically Exchanged Units will have no dissenters’ rights or any other similar right or remedy with respect to this Agreement and the Exchange.

2.8.           Certificate Exchange Procedures for Voluntarily Exchanged Units and Automatically Exchanged Units.

2.8.1.           Exchange Agent. 808 Renewable or a third party designated by 808 Renewable will act as the exchange agent (the “Exchange Agent”) for Voluntarily Exchanged Units and Automatically Exchanged Units pursuant to the Exchange.

2.8.2.           808 Renewable to Provide 808 Renewable Common Stock. Promptly after the Effective Date, 808 Renewable will make available to the Exchange Agent for exchange in accordance with this Section 2 through such reasonable procedures as 808 Renewable may adopt the shares of 808 Renewable Common Stock issuable pursuant to Sections 2.2 and 2.5 in exchange for Voluntarily Exchanged Units and Automatically Exchanged Units.

2.8.3.           Certificate Exchange Procedures. Promptly after the Effective Date, 808 Renewable will cause to be mailed or otherwise delivered to each holder of record of a certificate or certificates (the “Certificates”) that immediately before the Effective Date represented outstanding Units of Membership Interest of 808 Energy 2 and that, as of the Effective Date, represented Voluntarily Exchanged Units or Automatically Exchanged Units:  (a) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon receipt of the Certificates by the Exchange Agent and will be in such form and have such other provisions as 808 Renewable may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of 808 Renewable Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing the number of shares of 808 Renewable Common Stock that such holder has the right to receive pursuant to Sections 2.2 and 2.5, and the Certificate so surrendered will forthwith be canceled. Until so surrendered, each outstanding Certificate that, before the Effective Date, represented outstanding Units of Membership Interest of 808 Energy 2 and that, as of the Effective Date, represented Voluntarily Exchanged Units or Automatically Exchanged Units will be deemed from and after the Effective Date, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of shares of 808 Renewable Common Stock into which such shares of 808 Renewable Common Stock will have been exchanged pursuant to Sections 2.2 and 2.5.

2.8.4.           Distributions With Respect to Unsurrendered Certificates. No dividends or other distributions with respect to 808 Renewable Common Stock with a record date after the Effective Date will be paid to the holder of any unsurrendered Certificate with respect to the shares of 808 Renewable Common Stock represented thereby until the holder of record of such Certificate has surrendered such Certificate. Subject to applicable law, following surrender of any such Certificate, there will be paid to the record holder of the certificates representing shares of 808 Renewable Common Stock issued in exchange therefor, without interest at the time of such surrender, the amount of any such dividend or other distribution with a record date after the Effective Date theretofore payable (but for the provisions of this Section 2.8.4) with respect to such shares of 808 Renewable Common Stock.

2.8.5.           Transfer of Ownership. If any certificate for shares of 808 Renewable Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, then it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to 808 Renewable or any agent designated by 808 Renewable all transfer or other taxes required by reason of the issuance of a certificate for shares of 808 Renewable Common Stock in any name other than that of the registered holder of the Certificate surrendered or established to the satisfaction of 808 Renewable or any agent designated by 808 Renewable that such tax has been paid or is not payable.

2.8.6.           Termination of Exchange. Any portion of the shares of 808 Renewable Common Stock that remains undistributed to the holders of Voluntarily Exchanged Units or Automatically Exchanged Units one (1) year after the Effective Date will be delivered to 808 Renewable, upon demand, and all holders of Voluntarily Exchanged Units or Automatically Exchanged Units who have not complied previously with this Section 2.8 thereafter will look only to 808 Renewable for payment of their claim for shares of 808 Renewable Common Stock and any dividend or distribution with respect to such shares of 808 Renewable Common Stock.

2.8.7.           No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, 808 Renewable or 808 Energy 2 will be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9.           Certificate Legend. The shares of 808 Renewable Common Stock to be issued pursuant to this Section 2 will not be registered and will be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing shares of 808 Renewable Common Stock to be issued pursuant to this Section 2 will bear the following (or a substantially similar) legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF LEGAL COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

2.10.           No Registration Rights. The Unitholders of 808 Energy 2 will not have the right to demand that the shares of 808 Renewable Common Stock that they acquire pursuant to the Exchange be registered under the Securities Act, and 808 Renewable will not otherwise have any obligation to register such shares under the Securities Act.

2.11.           No Further Ownership Rights in Units of Membership Interest of 808 Energy 2. All shares of 808 Renewable Common Stock issued upon the surrender for exchange of Units of Membership Interest of 808 Energy 2 in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such Units of Membership Interest of 808 Energy 2, and there will be no further registration of transfers on the records of 808 Renewable or 808 Energy 2 of Units of Membership Interest of 808 Energy 2 that were outstanding immediately before the Effective Date. If, after the Effective Date, Certificates are presented to 808 Renewable for any reason, they will be canceled and exchanged as provided in Section 2.5 and Section 2.8.

2.12.           Lost, Stolen or Destroyed Certificates. In the event that any Certificate or Certificates have been lost, stolen or destroyed, 808 Renewable or the Exchange Agent (as applicable) will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of 808 Renewable Common Stock as may be required pursuant to Sections 2.2, 2.5 and 2.8; provided, however, that 808 Renewable, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as 808 Renewable may reasonably direct as indemnity against any claim that may be made against 808 Renewable, 808 Energy 2 or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13.           Taking of Necessary Action; Further Action. If at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement and the Exchange, then the officers and directors of 808 Renewable and the officers (if any) and the Manager of 808 Energy 2 are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3.           Representations and Warranties of 808 Energy 2. 808 Energy 2 represents and warrants to 808 Renewable that the statements contained in this Section 3 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then), except for any such representation and warranty that expressly is made as of a specific date (including the date of this Agreement), in which case such representation and warranty will be true and correct as of such date.

3.1.           Organization and Limited Liability Company Power. 808 Energy 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. 808 Energy 2 has full power and authority to enter into and perform the transactions contemplated by this Agreement.

3.2.           Authorization of Transaction. 808 Energy 2 has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that, under Sections 92A.110 and 92A.150 of the Nevada Revised Statutes, 808 Energy 2 cannot consummate the Exchange unless and until it receives the approval of this Agreement and of the Exchange by the holders of at least a majority of all issued and outstanding Units of Membership Interest of 808 Energy 2. Subject to the foregoing, this Agreement constitutes the valid and legally binding obligation of 808 Energy 2, enforceable in accordance with its terms and conditions.

3.3.           Residence of Unitholders. All of the Unitholders of 808 Energy 2 reside or are domiciled in the United States.

3.4.           Accredited Investor Status of Unitholders. To the best of 808 Energy 2’s knowledge, all of the Unitholders of 808 Energy 2 (other than 808 Renewable) are Accredited Investors.

4.           Representations and Warranties of 808 Renewable. 808 Renewable represents and warrants to 808 Energy 2 that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then), except for any such representation and warranty that expressly is made as of a specific date (including the date of this Agreement), in which case such representation and warranty will be true and correct as of such date.

4.1.           Organization. 808 Renewable is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

4.2.           Authorization of Transaction. 808 Renewable has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of 808 Renewable, enforceable in accordance with its terms and conditions.

5.           Covenants. The Parties agree as follows with respect to the period from and after the date of this Agreement through the Closing Date:

5.1.           General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

5.2.           Notices and Consents. 808 Energy 2 will give all notices to third parties, and will use its best efforts to obtain all third party consents, that 808 Renewable reasonably may request in connection with this Agreement and the Exchange.

5.3.           Regulatory Matters and Approvals. Each of the Parties will give all notices to, make all filings with and use its reasonable best efforts to obtain all authorizations, consents and approvals of governments and governmental agencies that may be required in connection with this Agreement and the Exchange.

5.4.           Unitholder Approval of this Agreement and the Exchange. 808 Energy 2 will obtain, by written consent, the approval of this Agreement and of the Exchange by the holders of at least a majority of all issued and outstanding Units of Membership Interest of 808 Energy 2, as required by Sections 92A.110 and 92A.150 of the Nevada Revised Statutes. The Parties acknowledge that, as of the date of this Agreement, 808 Renewable is the record owner of Two Million Six Hundred Forty Thousand Two Hundred Fifty-Nine (2,640,259) Units of Membership Interest of 808 Energy 2, constituting approximately ninety percent (90%) of the issued and outstanding Units of Membership Interest of 808 Energy 2 as of the date of this Agreement, and that, accordingly, upon 808 Renewable’s execution and delivery to 808 Energy 2 of a written consent approving this Agreement and the Exchange, as authorized and approved by the Board of Directors of 808 Renewable, consisting of Patrick S. Carter as the sole director, this Agreement and the Exchange will have been approved by the holders of at least a majority of all issued and outstanding Units of Membership Interest of 808 Energy 2, as required by Sections 92A.110 and 92A.150 of the Nevada Revised Statutes and the foregoing provisions of this Section 5.4.

6.           Conditions to Obligation to Close.

6.1.           Conditions to Obligation of 808 Renewable. The obligation of 808 Renewable to consummate the transactions to be performed by 808 Renewable in connection with the Closing is subject to the satisfaction of the following conditions by 808 Energy 2:

6.1.1.           This Agreement and the Exchange shall have been approved, by written consent, by the holders of at least a majority of all issued and outstanding Units of Membership Interest of 808 Energy 2, as required by Sections 92A.110 and 92A.150 of the Nevada Revised Statutes (the Parties acknowledge that, as of the date of this Agreement, 808 Renewable is the record owner of Two Million Six Hundred Forty Thousand Two Hundred Fifty-Nine (2,640,259) Units of Membership Interest of 808 Energy 2, constituting approximately ninety percent (90%) of the issued and outstanding Units of Membership Interest of 808 Energy 2 as of the date of this Agreement, and that, accordingly, upon 808 Renewable’s execution and delivery to 808 Energy 2 of a written consent approving this Agreement and the Exchange, as authorized and approved by the Board of Directors of 808 Renewable, consisting of Patrick S. Carter as the sole director, this Agreement and the Exchange will have been approved by the holders of at least a majority of all issued and outstanding Units of Membership Interest of 808 Energy 2, as required by Sections 92A.110 and 92A.150 of the Nevada Revised Statutes and in satisfaction of the condition set forth in this Section 6.1.1);

6.1.2.           808 Energy 2 shall have procured all of the third party consents required under Section 5 (if any);

6.1.3.           The representations and warranties set forth in Section 3 shall be true and correct in all material respects at the Closing Date;

6.1.4.           All of the Unitholders of 808 Energy 2 (other than 808 Renewable) that have approved, by written consent, this Agreement and the Exchange shall have executed and delivered to 808 Renewable the Subscription Agreement;

6.1.5.           808 Energy 2 shall have performed and complied with all of 808 Energy 2’s covenants hereunder in all material respects through the Closing;

6.1.6.           No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of 808 Renewable to own and control 808 Energy 2 as a wholly owned Subsidiary or (d) affect adversely the right of 808 Energy 2 to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); and

6.1.7.           All actions to be taken by 808 Energy 2 in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to 808 Renewable.

808 Renewable may waive any condition specified in this Section 6.1 if 808 Renewable executes a writing so stating at or before the Closing.

6.2.           Conditions to Obligation of 808 Energy 2. The obligation of 808 Energy 2 to consummate the transactions to be performed by 808 Energy 2 in connection with the Closing is subject to the satisfaction of the following conditions by 808 Renewable:

6.2.1.           This Agreement and the Exchange shall have been approved by the Board of Directors of 808 Renewable, consisting of Patrick S. Carter as the sole director;

6.2.2.           The representations and warranties set forth in Section 4 shall be true and correct in all material respects at the Closing Date; and

6.2.3.           All actions to be taken by 808 Renewable in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to 808 Energy 2.

808 Energy 2 may waive any condition specified in this Section 6.2 if 808 Energy 2 executes a writing so stating at or before the Closing.

7.           Termination.

7.1.           Termination of Agreement. This Agreement may be terminated (whether before or after 808 Energy 2 Unitholder approval hereof and of the Exchange has been obtained under Section 5.4 and Section 6.1.1) as provided below:

7.1.1.           The Parties may terminate this Agreement by mutual written consent at any time before the Effective Date; or

7.1.2.           808 Renewable may terminate this Agreement by giving written notice to 808 Energy 2 at any time before the Effective Date (a) in the event that 808 Energy 2 has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, 808 Renewable has notified 808 Energy 2 of such breach, and such breach has continued without cure for a period of three (3) days after the notice of such breach, or (b) if the Closing has not occurred on or before June 30, 2011 by reason of the failure to satisfy any condition set forth in Section 6.1 (unless such failure results primarily from 808 Renewable breaching any representation, warranty, covenant or agreement contained in this Agreement).

7.2.           Effect of Termination. If this Agreement is terminated pursuant to this Section 7, then all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

8.           Miscellaneous.

8.1.           Survival. Except as otherwise expressly provided in this Agreement, the covenants and agreements of the Parties contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing shall survive and continue in effect following the Closing indefinitely. The representations and warranties of 808 Energy 2 set forth in Section 3 and the representations and warranties of 808 Renewable set forth in Section 4 shall survive the Closing and remain in full force and effect for six (6) months following the Closing Date, and at 12:00 p.m. (local time) (i.e., midnight) on the last day of such six (6) month period all of such representations and warranties shall terminate and expire. Each of 808 Renewable and 808 Energy 2 hereby desire and intend to contractually reduce all applicable California or other statutes of limitation to the six (6) month period referenced in the preceding sentence as provided therein.

8.2.           Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings, agreements or representations by or between the Parties, written or oral, to the extent that they related in any way to the subject matter hereof.

8.3.           Succession and Assignment. This Agreement shall be binding on and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

8.4.           Implementation. Each of the Parties shall take, or cause to be taken, all actions or do, or cause to be done, all things necessary, proper or advisable under the laws of the State of Nevada (and under the applicable laws of any other jurisdiction) to consummate the transactions contemplated by this Agreement, including the Acquisition and the Exchange.

8.5.           Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time before the Effective Date; provided, however, that any amendment effected after 808 Energy 2 Unitholder approval hereof and of the Exchange has been obtained under Section 5.4 and Section 6.1.1 will be subject to the restrictions (if any) set forth in Chapter 92A of the Nevada Revised Statutes. No amendment of any provision of this Agreement will be valid unless it is in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any right arising by virtue of any prior or subsequent such occurrence.

8.6.           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application to this Agreement of the laws of any jurisdiction other than the State of Nevada.

8.7.           Attorneys’ Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the prevailing party shall be entitled to recover from the other party or parties all of its costs, expenses and reasonable attorneys’ fees incurred therein by the prevailing party, including costs, expenses and attorneys’ fees incurred on appeal.

8.8.           Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, but all of which shall constitute one and the same document. Signatures transmitted by facsimile or other electronic means (including email) shall be deemed valid execution of this Agreement binding on the Parties.

8.9.           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.10.           Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

8.11.           Interpretation. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, then no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or such Party’s legal counsel. The Parties hereby waive any statute or rule of law to the contrary. Unless the context otherwise requires, in this Agreement: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) words in the singular include the plural, and words in the plural include the singular; (d) “herein,” “hereof’ and other words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision; (e) all references to “Section,” “Exhibit” or “Schedule” refer to the particular Section, Exhibit or Schedule in or attached to this Agreement unless otherwise expressly specified; and (f) “including” and “includes,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by “without limitation.”

8.12.           Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.13.           Recitals. All recitals shall be construed as part of this Agreement.

8.14.           Exhibits and Schedules. The Exhibits and Schedules to this Agreement (if any) are a part of this Agreement as if fully set forth herein.

8.15.           Notices. All notices shall be in writing and shall be deemed to have been sufficiently given or served (a) immediately, when personally delivered, (b) within three (3) days after being deposited in the United States mail, by registered or certified mail, or (c) within one (1) day after being deposited with a reputable overnight mail carrier that provides delivery of such mail to be traced, addressed as indicated below.

If to 808 Renewable:	808 Renewable Energy Corporation
5011 Argosy Avenue, Suite 4
Huntington Beach, CA 92649
Attention: President Phone: (714) 891-8282
Fax: (714) 891-4141

If to 808 Energy 2:	808 Energy 2, LLC
5011 Argosy Avenue, Suite 4
Huntington Beach, CA 92649
Attention: Manager Phone: (714) 891-8282
Fax: (714) 891-4141

[Signature Page Follows]

 IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first written above.

808 RENEWABLE ENERGY		808 ENERGY 2, LLC,
CORPORATION, a Nevada corporation		a Nevada limited liability company

By:	/s/Pascal Lorthioir	By:	/s/Patrick S. Carter
	Pascal Lorthioir,		Patrick S. Carter,
	CEO		Manager

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